Exhibit 99.1

For more information, contact: Robert Jordheim Interim Chief Executive Officer rjordheim@rtix.com Roxane Wergin Director, Corporate Communications rwergin@rtix.com Phone (386) 418-8888

RTI Surgical, Inc. and Krensavage Partners, LP Reach Settlement Agreement

ALACHUA, Fla. (March 15, 2017) – RTI Surgical Inc. (“RTI”) (Nasdaq: RTIX), a global surgical implant company, announced today that it has entered into a settlement agreement with an investor group led by Krensavage Partners, LP (collectively “Krensavage”), which collectively own approximately 7% of the outstanding shares of common stock of the Company.

Under the settlement agreement, RTI: (i) has increased the size of RTI’s board of directors from nine directors to ten directors; (ii) has appointed Mark D. Stolper, a Krensavage nominee, to the board; and (iii) will nominate Mr. Stolper to be elected to the board at RTI’s upcoming annual meeting of stockholders, currently scheduled for May 16, 2017, and at RTI’s annual meeting of stockholders to be held in 2018. Also under the settlement agreement, Krensavage has agreed to vote at the 2017 annual meeting and the 2018 annual meeting all of its shares in favor of the nominees proposed by the Company. The settlement agreement also includes, among other provisions, certain standstill commitments made by Krensavage that end at 11:59 p.m. ET on July 1, 2018.

In response to the settlement agreement, Curtis M. Selquist, Chairman of the Board of Directors of RTI, said, “We are pleased to enter this agreement with Krensavage, a valued shareholder of RTI, and we welcome Mark Stolper to our board of directors.”

RTI will file the settlement agreement on Form 8-K today.

RTI’s 2017 Annual Meeting will be held on Tuesday, May 16, 2017 at 8:00 a.m. ET at RTI’s headquarters at 11621 Research Circle, Alachua, Florida 32615.

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.